Exhibit 4.2

Execution Version

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

NUSTAR ENERGY L.P.

AND

THE PURCHASERS NAMED ON SCHEDULE A HERETO

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of June 29, 2018, by and among NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), and each of the Purchasers set forth on Schedule A to this Agreement (each, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, this Agreement is entered into in connection with the closing of the issuance and sale of the Preferred Units (as defined below), pursuant to the Series D Cumulative Convertible Preferred Unit Purchase Agreement, dated as of June 26, 2018 (the “Purchase Agreement”), by and among the Partnership and the Purchasers;

WHEREAS, the Partnership has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Purchasers pursuant to the Purchase Agreement; and

WHEREAS, it is a condition to the respective obligations of the Partnership and each of the Purchasers to consummate the transactions contemplated by the Purchase Agreement that each of the parties hereto execute and deliver this Agreement, contemporaneously with the initial closing of the transactions contemplated by the Purchase Agreement;

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. The terms set forth below are used herein as so defined:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question (provided that no portfolio company of such Person shall be considered an Affiliate of such Person). As used herein, the term “control” (including, with correlative meanings, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, (a) the General Partner or the Partnership, on the one hand, and any Purchaser, on the other, shall not be considered Affiliates and (b) with respect to any Holder that is an investment fund, investment account or investment company, any other investment fund, investment account or investment company that is managed, advised or sub-advised by the same investment advisor as such Holder or by an Affiliate of such investment advisor, shall be considered controlled by, and an Affiliate of, such Holder.

“Agreement” has the meaning specified in the introductory paragraph of this Agreement.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or State of Texas are authorized or required by Law or other governmental action to close.

“Common Unit Registrable Securities” means (i) the Common Units issued or issuable upon the conversion of the Preferred Units acquired by the Purchasers pursuant to the Purchase Agreement or, in the case of Series D PIK Units, pursuant to the Partnership Agreement, and (ii) any type of ownership interest issued to the Holder as a result of Section 3.04 of this Agreement.

“Common Unit Effectiveness Deadline” has the meaning specified in Section 2.01(a) of this Agreement.

“Common Units” means the common units representing limited partner interests in the Partnership and having the rights and obligations specified in the Partnership Agreement.

“Demand Notice” has the meaning specified in Section 2.04 of this Agreement.

“Effective Date” means, with respect to a particular Shelf Registration Statement, the date of effectiveness of such Shelf Registration Statement.

“Effectiveness Deadline” has the meaning specified in Section 2.01(b) of this Agreement.

“Effectiveness Period” means the period beginning on the Effective Date for the Registration Statement and ending at the earlier of (i) the time that all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities or (ii) the fourth anniversary of the date on which all Registrable Securities have converted into Common Units pursuant to Article XIX of the Partnership Agreement.

“Electing Holders” has the meaning specified in Section 2.04(a) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Governmental Authority” means, with respect to any Person, any country, state, county, city and political subdivisions in which such Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau, official or other regulatory authority (including self-regulated organizations or other non-governmental regulatory authorities) or instrumentality of any of them and any monetary authority that exercises valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein with respect to the Partnership shall mean a Governmental Authority having jurisdiction over any of the Partnership Entities or their respective Properties.

“General Partner” means Riverwalk Logistics, L.P., a Delaware limited partnership and the general partner of the Partnership and its successors and permitted assigns as general partner of the Partnership.

“Holder” means the record holder of any Registrable Securities under this Agreement. For the avoidance of doubt, in accordance with Section 3.05 of this Agreement, for purposes of determining the availability of any rights and applicability of any obligations under this Agreement, including calculating the amount of Registrable Securities held by a Holder, a Holder’s Registrable Securities shall be aggregated together with all Registrable Securities held by other Holders who are Affiliates of such Holder.

“Holder Underwriter Registration Statement” has the meaning specified in Section 2.05(p) of this Agreement.

“Included Common Unit Registrable Securities” has the meaning specified in Section 2.02(a) of this Agreement.

“Initial Closing Date” means June 29, 2018, or such other later date as the Partnership and the Purchasers shall agree to in writing.

“Launch” has the meaning specified in Section 2.04(a) of this Agreement.

“Law” means any statute, law, ordinance, regulation, rule, order, code, governmental restriction, decree, injunction or other requirement of law, or any judicial or administrative interpretation thereof, of any Governmental Authority.

“Liquidated Damages” has the meaning specified in Section 2.01(c).

“Liquidated Damages Multiplier” means the product of (i) the Unit Purchase Price and (ii) the number of Registrable Securities then held by the applicable Holder and included on the applicable Registration Statement.

“Losses” has the meaning specified in Section 2.09(a) of this Agreement.

“Managing Underwriter” means, with respect to any Underwritten Offering, the book-running lead manager or managers of such Underwritten Offering.

“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the SEC under Section 6(a) (or successor to such Section) of the Exchange Act) that NuStar GP shall designate as a National Securities Exchange for purposes of this Agreement.

“NuStar GP” means NuStar GP, LLC, a Delaware limited liability company and the general partner of the General Partner.

“NYSE” means the New York Stock Exchange.

“Opt-Out Notice” has the meaning specified in Section 2.02(a) of this Agreement.

“Other Holder” has the meaning specified in Section 2.02(a) of this Agreement

“Partnership” has the meaning specified in the introductory paragraph of this Agreement.

“Partnership Agreement” means the Seventh Amended and Restated Agreement of Limited Partnership of NuStar Energy L.P., dated as of June 29, 2018, as may be amended from time to time.

“Partnership Entities” means NuStar GP, the General Partner, the Partnership and the subsidiaries of the Partnership.

“Partnership Indemnified Person” has the meaning specified in Section 2.09(b) of this Agreement.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Piggyback Notice” has the meaning specified in Section 2.02(a) of this Agreement.

“Piggyback Threshold Amount” means $25 million of Common Unit Registrable Securities in the aggregate (determined by multiplying the number of Common Unit Registrable Securities owned by the average volume weighted average price for the ten (10) Trading Days preceding the date of the Piggyback Notice), or such lesser amount if it constitutes the remaining holdings of the Holder and its Affiliates.

“Preferred Unit Effectiveness Deadline” has the meaning specified in Section 2.02(b) of this Agreement.

“Preferred Unit Registrable Securities” means Preferred Units outstanding at any time after the Preferred Unit Registration Request is received by the Partnership.

“Preferred Unit Registration Request” means a request of Holders holding a majority of the outstanding Preferred Units, delivered to the Partnership on a date no earlier than the two-year anniversary of the Initial Closing Date (as defined in the Purchase Agreement), to register the resale of the Preferred Unit Registrable Securities under the Securities Act and list the Preferred Unit Registrable Securities on the NYSE (or such other National Securities Exchange on which the Common Units are then listed and traded or such other National Securities Exchange as the Partnership and the Holders holding a majority of the outstanding Preferred Unit Registrable Securities shall agree).

“Preferred Units” means the Series D Cumulative Convertible Preferred Units of the Partnership, including any Series D PIK Units, issued pursuant to the Partnership Agreement.

“Property” or “Properties” means any interest or interests in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including intellectual property rights).

“Purchase Agreement” has the meaning specified in the recitals of this Agreement.

“Purchaser” and “Purchasers” have the meanings specified in the introductory paragraph of this Agreement.

“Registrable Securities” means, as of any date of determination, the Common Unit Registrable Securities and the Preferred Unit Registrable Securities. Any Registrable Security shall cease to be a Registrable Security at the earliest of the following: (a) when a registration statement covering such Registrable Security becomes or has been declared effective by the SEC and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) when such Registrable Security has been sold or disposed of (excluding transfers or assignments by a Holder to an Affiliate) pursuant to Rule 144 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect); (c) when such Registrable Security is held by the Partnership or one of its Affiliates (other than a Purchaser or its Affiliates); or (d) when such Registrable Security has been sold or disposed of in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities pursuant to Section 2.11 hereof.

“Registrable Securities Required Voting Percentage” means 66 2/3% of the outstanding Registrable Securities voting together as a single class on an as-converted basis.

“Registration Expenses” means all expenses incident to the Partnership’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on a Registration Statement pursuant to Section 2.01 or an Underwritten Offering covered under this Agreement, and the disposition of such Registrable Securities, including, without limitation, all registration, filing, securities exchange listing and National Securities Exchange fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, Inc., fees of transfer agents and registrars, all word processing, duplicating and printing expenses, any transfer taxes, and the fees and disbursements of counsel and independent public accountants for the Partnership, including the expenses of any special audits or “comfort” letters required by or incident to such performance and compliance, and the reasonable fees and disbursements of one counsel for all Selling Holders participating in such Registration Statement or Underwritten Offering to effect the disposition of such Registrable Securities, selected by the Holders of a majority of the Registrable Securities initially being registered under such Registration Statement or other registration statement as contemplated by this Agreement, subject to the reasonable consent of the Partnership.

“Registration Statement” means a registration statement filed pursuant to Section 2.01 of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Selling Expenses” means all underwriting discounts and selling commissions or similar fees or arrangements allocable to the sale of the Registrable Securities, and fees and disbursements of counsel to the Selling Holders, except for the reasonable fees and disbursements of counsel for the Selling Holders required to be paid by the Partnership pursuant to the definition of “Registration Expenses” or Sections 2.08 and 2.09.

“Selling Holder” means a Holder who is selling Registrable Securities under a Registration Statement pursuant to the terms of this Agreement.

“Selling Holder Indemnified Person” has the meaning specified in Section 2.09(a) of this Agreement.

“Series D PIK Unit” means a Preferred Unit issued pursuant to a Preferred Unit distribution, pursuant to the terms of the Partnership Agreement.

“Shelf Registration Statement” means a registration statement under the Securities Act to permit the resale of the Registrable Securities from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect).

“Trading Day” means a day on which the principal National Securities Exchange on which the Common Units and, if applicable, Preferred Units are listed or admitted to trading is open for the transaction of business or, if such Common Units and Preferred Units are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which Registrable Securities are sold to one or more underwriters on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

“Unit Purchase Price” means $25.38.

“WKSI” means a well-known seasoned issuer, as defined by the rules and regulations promulgated by the SEC.

ARTICLE II

REGISTRATION RIGHTS

Section 2.01 Shelf Registration.

(a) Common Unit Shelf Registration. Within one (1) year after the Initial Closing Date, the Partnership shall use its commercially reasonable efforts to prepare and file a Shelf Registration Statement with the SEC to permit the resale of all Common Unit Registrable Securities on the terms and conditions specified in this Section 2.01. The Registration Statement filed with the SEC pursuant to this Section 2.01(a) shall be on Form S-3 or, if Form S-3 is not then available to the Partnership, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of the Common Unit Registrable Securities, and shall contain a prospectus in such form as to permit any Selling Holder covered by such Registration Statement to sell such Common Unit Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) at any time beginning on the Effective Date for such Registration Statement, subject to the terms of this Agreement. The

Partnership shall use its commercially reasonable efforts to cause a Registration Statement filed pursuant to this Section 2.01(a) to be declared effective no later than one (1) year after the Initial Closing Date (the “Common Unit Effectiveness Deadline”). During the Effectiveness Period, subject to the terms of this Agreement, the Partnership shall use its commercially reasonable efforts to cause a Registration Statement filed pursuant to this Section 2.01(a) to remain continuously effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available for the resale of the Common Unit Registrable Securities until such Common Unit Registrable Securities have ceased to be Registrable Securities. The Partnership shall prepare and file a supplemental listing application with the NYSE (or such other National Securities Exchange on which the Common Units are then listed and traded) to list the Common Unit Registrable Securities covered by a Registration Statement and shall have received approval for such Common Unit Registrable Securities to be listed on the NYSE (or such other National Securities Exchange on which the Common Units are then listed and traded) by the Effective Date of such Registration Statement, subject only to official notice of issuance. As soon as practicable following the Effective Date of a Registration Statement, but in any event within three (3) Business Days of such date, the Partnership shall notify the Selling Holders of the effectiveness of such Registration Statement.

(b) Preferred Unit Shelf Registration. After the second anniversary of the Initial Closing Date, upon the written request of Holders holding a majority of the Preferred Unit Registrable Securities, the Partnership shall use its commercially reasonable efforts to prepare and file, as soon as practicable, a Shelf Registration Statement with the SEC to permit the resale of all Preferred Unit Registrable Securities on the terms and conditions specified in this Section 2.01(b). The Registration Statement filed with the SEC pursuant to this Section 2.01(b) shall be on Form S-3 or, if Form S-3 is not then available to the Partnership, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of the Preferred Unit Registrable Securities, and shall contain a prospectus in such form as to permit any Selling Holder covered by such Registration Statement to sell such Preferred Unit Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) at any time beginning on the Effective Date for such Registration Statement, subject to the terms of this Agreement. During the Effectiveness Period, subject to the terms of this Agreement, the Partnership shall use its commercially reasonable efforts to (i) cause a Registration Statement filed pursuant to this Section 2.01(b) become or be declared effective as soon as practicable after, but in any event, prior to the date that is one year after, the receipt of a request to file such Registration Statement in accordance with this Section 2.01(b) (the “Preferred Unit Effectiveness Deadline” and, each of the Common Unit Effectiveness Deadline and the Preferred Unit Effectiveness Deadline, an “Effectiveness Deadline”), and (ii) cause a Registration Statement filed pursuant to this Section 2.01(b) to remain continuously effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available for the resale of the Preferred Unit Registrable Securities until such Preferred Unit Registrable Securities have ceased to be Registrable Securities. The Partnership shall prepare and file a listing application with the National Securities Exchange on which the Common Units are then listed and traded (or such other National Securities Exchange as the Partnership and the Holders holding a majority of the outstanding Preferred Unit Registrable Securities shall agree) to list the Preferred Unit Registrable Securities covered by a Registration Statement and shall have received approval for such Preferred Unit

Registrable Securities to be listed on the National Securities Exchange on which the Common Units are then listed and traded (or such other National Securities Exchange as the Partnership and the Holders holding a majority of the outstanding Preferred Unit Registrable Securities shall agree) by the Effective Date of such Registration Statement, subject only to official notice of issuance. As soon as practicable following the Effective Date of a Registration Statement, but in any event within three (3) Business Days of such date, the Partnership shall notify the Selling Holders of the effectiveness of such Registration Statement.

(c) Failure to Become Effective. If a Registration Statement required by Section 2.01(a) or (b) does not become, or is not declared, effective by the applicable Effectiveness Deadline, then each Holder shall be entitled to a payment (with respect to each of the Holder’s Registrable Securities which are (or are required to be) included in such Registration Statement), as liquidated damages and not as a penalty, (i) for each non-overlapping 30-day period for the first sixty (60) days following such Effectiveness Deadline, an amount equal to 0.25% of the Liquidated Damages Multiplier, which shall accrue daily, and (ii) for each non-overlapping thirty (30) day period beginning on the 61st day following such Effectiveness Deadline, an amount equal to the amount set forth in clause (i) plus an additional 0.25% of the Liquidated Damages Multiplier for each subsequent sixty (60) days (i.e., 0.50%, for 61-120 days, 0.75% for 121-180 days, and 1.00% thereafter), up to a maximum of 1.00% of the Liquidated Damages Multiplier per thirty (30) day period (the “Liquidated Damages”); provided, that, the aggregate amount of Liquidated Damages payable by the Partnership under this Agreement to the Holders shall not exceed 10.0% of the Liquidated Damages Multiplier. Any Liquidated Damages shall be payable within fifteen (15) Business Days after the end of each such thirty (30) day period in immediately available funds to the account or accounts specified by the applicable Holders. Any amount of Liquidated Damages shall be prorated for any period of less than thirty (30) days accruing during any period for which a Holder is entitled to Liquidated Damages hereunder.

(d) Waiver of Liquidated Damages. If the Partnership is unable to cause a Registration Statement under Section 2.01(a) or (b) to become effective on or before the Effectiveness Deadline, then the Partnership may request a waiver of the Liquidated Damages, which may be granted by the consent of the Holders of 66-2/3% of the Registrable Securities that remain included on such Registration Statement, in their sole discretion, and which such waiver shall apply to all the Holders of Registrable Securities included on such Registration Statement.

Section 2.02 Piggyback Rights.

(a) Participation. So long as a Holder has Common Unit Registrable Securities, if the Partnership proposes to file, in each case, for the sale of Common Units in an Underwritten Offering either: (i) a shelf registration statement, other than a Registration Statement contemplated by Section 2.01(a), on behalf of itself or any other holder of Partnership securities who has registration rights related to an Underwritten Offering (each such person, an “Other Holder”), or (ii) a prospectus supplement relating to the sale of Common Units by the Partnership or any Other Holders to an effective “automatic” registration statement, so long as the Partnership is a WKSI at such time or, whether or not the Partnership is a WKSI, so long as the Common Unit Registrable Securities were previously included in the underlying shelf registration statement or are included on an effective registration statement, or in any case in which Holders may participate in such offering without filing a post-effective amendment that must be declared effective, in each case, for the sale of Common Units by the Partnership or Other Holders in an Underwritten Offering (including an Underwritten Offering undertaken pursuant to Section 2.04), then the Partnership shall give notice (including notification by electronic mail) following the selection of the Managing Underwriter for such Underwritten Offering, of such Underwritten Offering to each Holder (together with its Affiliates) (the “Piggyback Notice”). The Piggyback Notice shall offer Holders the opportunity to include in such Underwritten Offering the number of Common Unit Registrable Securities (the “Included Common Unit Registrable Securities”) as each Holder may request in writing. However, the Partnership shall not be required to provide such opportunity if the Holders do not offer, in the aggregate, a minimum of the Piggyback Threshold Amount of Common Unit Registrable Securities. Moreover, if the Partnership has been advised by the Managing Underwriter that the inclusion of Common Unit Registrable Securities for sale for the benefit of the Holders will have an adverse effect in any material respect on the price, timing or distribution of the Common Units in the Underwritten Offering, then if (A) in the opinion of the Managing Underwriter, no Common Unit Registrable Securities can be included in the Underwritten Offering, the Partnership shall not be required to offer such opportunity to the Holders or (B) in the opinion of the Managing Underwriter, any Common Unit Registrable Securities can be included in the Underwritten Offering, then the amount of Common Unit Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.02(b). Any notice required to be provided in this Section 2.02(a) to Holders shall be provided on a Business Day and receipt of such notice shall be confirmed and kept confidential by the Holders unless and until such proposed Underwritten Offering has been publicly announced by the Partnership. If such proposed Underwritten Offering has been abandoned, the Partnership shall provide notice to the Holders reasonably promptly after the final decision to abandon a proposed Underwritten Offering has been made and such action and its context shall remain confidential. Each such Holder shall then have two (2) Business Days (or one (1) Business Day in connection with any overnight or bought Underwritten Offering) after notice has been delivered to request in writing the inclusion of Common Unit Registrable Securities in the Underwritten Offering. If a Holder’s written request for inclusion is not received within the specified time, such Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, such Underwritten Offering is terminated or delayed pursuant to the provisions of this Agreement, the Partnership (1) shall, in the case of a determination not to undertake such Underwritten Offering, give written notice (including by electronic mail) of such determination to the Selling Holders and shall be relieved of its obligation to sell any Included Common Unit Registrable Securities in connection with such terminated Underwritten Offering, and (2) shall, in the case of a determination to delay such Underwritten Offering, give written notice (including by electronic mail) of such determination to the Selling Holders and shall be permitted to delay offering any Included Common Unit Registrable Securities as part of such Underwritten Offering for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw its request for inclusion of its Common Unit Registrable Securities in such Underwritten Offering by giving written notice to the Partnership of its withdrawal at least one Business Day prior to the time of pricing of such Underwritten Offering. Any Holder may deliver written notice (an “Opt-Out Notice”) to the Partnership requesting that such Holder not receive notice from the Partnership of any proposed Underwritten Offering; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder

(unless subsequently revoked), the Partnership shall not be required to deliver any notice to such Holder pursuant to this Section 2.02(a) and such Holder shall no longer be entitled to participate in Underwritten Offerings by the Partnership pursuant to this Section 2.02(a), unless such Opt-Out Notice is revoked by such Holder.

(b) Priority. Except as provided in Section 2.04(b) of this Agreement, if the Managing Underwriter advises the Partnership that the total amount of Common Units that the Selling Holders and any Other Holders intend to include in such offering exceeds the number of Common Units that can be sold in such offering without being likely to have an adverse effect in any material respect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Common Units to be included in such Underwritten Offering shall include the number of Common Units that such Managing Underwriter advises the Partnership can be sold without having such adverse effect, with such number to be allocated (i) first, to the Partnership unless such Underwritten Offering is initiated by any Other Holder or a Holder, in which case it shall be to the Common Units requested to be included therein by such Other Holder or Holder, as the case may be, and (ii) second, pro rata among any Other Holders and the Holders who are exercising piggyback registration rights pursuant to this Section 2.02 (based, for each such participant, on the percentage derived by dividing (x) the number of Common Units proposed to be sold by such participant in such Underwritten Offering by (y) the aggregate number of Common Units proposed to be sold by all participants in such Underwritten Offering).

Section 2.03 Delay Rights. Notwithstanding anything to the contrary contained herein, the Partnership may, upon written notice to (i) all Holders, delay the filing of a Registration Statement required under Section 2.01 (b), or (ii) any Selling Holder whose Registrable Securities are included in a Registration Statement or other registration statement contemplated by this Agreement, suspend such Selling Holder’s use of any prospectus that is a part of such Registration Statement or other registration statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to such Registration Statement or other registration statement contemplated by this Agreement but may settle any previously made sales of Registrable Securities) if the Partnership (x) is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and NuStar GP determines in good faith that the Partnership’s ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in such Registration Statement or other registration statement, or (y) has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of NuStar GP, would materially adversely affect the Partnership; provided, however, that in no event shall the Selling Holders be suspended from selling Registrable Securities pursuant to such Registration Statement for a single period that exceeds an aggregate sixty (60) days in any 180-day period or ninety (90) days in any 365-day period. Any notice provided by the Partnership pursuant to this Section 2.03 shall be provided on a Business Day and receipt of such notice shall be confirmed and kept confidential by the Holders unless and until disclosure of such information or the termination of such condition. Upon disclosure of such information or the termination of the condition described above, the Partnership shall provide prompt notice to the Selling Holders whose Registrable Securities are included in such Registration Statement or other registration statement and shall promptly terminate any suspension of sales it has put into effect and shall take such other reasonable actions to permit registered sales of Registrable Securities as contemplated in this Agreement.

Section 2.04 Demand Rights.

(a) Underwritten Offerings. In the event that a Selling Holder (together with any Affiliates that are Selling Holders, the “Electing Holders”) elects to dispose of Common Unit Registrable Securities, under a Registration Statement pursuant to an Underwritten Offering and reasonably expects gross proceeds of at least $50 million from such Underwritten Offering, the Partnership shall, following the one year anniversary of the Initial Closing Date, upon the request of such Selling Holder (such request, a “Demand Notice”), enter into an underwriting agreement in customary form with the Managing Underwriter or Underwriters selected by the Partnership and approved by the Holders of a majority of the Common Unit Registrable Securities proposed to be sold in such Underwritten Offering, such approval not to be unreasonably withheld, conditioned or delayed, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.09, and shall take all such other reasonable actions as are requested by the Managing Underwriters in order to expedite or facilitate the disposition of such Common Unit Registrable Securities; provided, however, that the Partnership shall not be required to effect more than three (3) Underwritten Offerings during the Effectiveness Period and no more than one (1) Underwritten Offering for all Holders of Common Unit Registrable Securities during any 6-month period pursuant to and subject to the conditions of this Section 2.04(a). In connection with an Underwritten Offering contemplated by this Agreement in which a Selling Holder participates, each Selling Holder and the Partnership shall be obligated to enter into an underwriting agreement that contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of securities. No Selling Holder may participate in such Underwritten Offering unless such Selling Holder agrees to sell its Common Unit Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. No Selling Holder shall be required to make any representations or warranties to, or agreements with, the Partnership or the underwriters other than representations, warranties or agreements regarding such Selling Holder, its ownership of the Common Unit Registrable Securities and its authority to enter into an underwriting agreement, its authority to sell the securities whose offer and resale will be registered on its behalf, the intended method of distribution and any other representation required by Law. If any Selling Holder disapproves of the terms of an Underwritten Offering, such Selling Holder may elect to withdraw therefrom by notice to the Partnership, the Electing Holders and the Managing Underwriter; provided, however, that any such withdrawal must be made at least one Business Day prior to the time of pricing of such Underwritten Offering. If all Selling Holders withdraw from an Underwritten Offering prior to the public announcement at launch (the “Launch”) of such Underwritten Offering, the events will not be considered an Underwritten Offering and will not decrease the number of available Underwritten Offerings the Holders have the right and option to request under this Section 2.04(a). No such withdrawal or abandonment shall affect the Partnership’s obligation to pay Registration Expenses pursuant to Section 2.08; provided, however, that if all Selling Holders withdraw from such Underwritten Offering after the Launch, other than as a result of the occurrence of any event that would reasonably be expected to permit the Partnership to exercise its rights to suspend the use of a Registration Statement or other registration statement pursuant to Section 2.03(a), then such Selling Holders shall pay (pro rata on the basis of the number of Common Unit Registrable Securities held by each such Selling Holder) for all reasonable Registration Expenses incurred by the Partnership during the period from the Launch of such Underwritten Offering until the time all Selling Holders have withdrawn from such Underwritten Offering.

(b) Priority. If the Managing Underwriter of any proposed Underwritten Offering that involves Common Unit Registrable Securities of Electing Holders pursuant to Section 2.04(a) advises the Partnership that the inclusion of all of the Common Unit Registrable Securities that the Selling Holders intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect in any material respect on the price, timing or distribution of the Common Unit Registrable Securities offered or the market for the Common Unit Registrable Securities, then the Common Unit Registrable Securities to be included in such Underwritten Offering shall include the number of Common Unit Registrable Securities that such Managing Underwriter advises the Partnership can be sold without having such adverse effect, with such number to be allocated (i) first, to the Selling Holders, allocated among such Selling Holders pro rata on the basis of the number of Common Unit Registrable Securities held by each such Selling Holder or in such other manner as such Selling Holders may agree, and (ii) second, to the Partnership and any Other Holder of securities of the Partnership having rights of registration that rank pari passu with the Holders in respect of the Common Unit Registrable Securities.

Section 2.05 Sale Procedures.

In connection with its obligations under this Article II, the Partnership shall, as expeditiously as possible:

(a) use its commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to a Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement;

(b) if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering under a Registration Statement and the Managing Underwriter at any time shall notify the Partnership in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of such Underwritten Offering, the Partnership shall use its commercially reasonable efforts to include such information in such prospectus supplement;

(c) furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing a Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto (other than reports under the Exchange Act that are deemed to be amendments or supplements), upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the SEC), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing a Registration Statement or such other registration statement or supplement or amendment thereto (other than reports under the Exchange Act that are deemed to be amendments or supplements), and (ii) such number of copies of such Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Selling Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement or other registration statement;

(d) if applicable, use its commercially reasonable efforts to promptly register or qualify the Registrable Securities covered by a Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that the Partnership shall not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

(e) promptly notify each Selling Holder, unless otherwise available electronically at no additional charge via the SEC’s EDGAR system, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of a Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the SEC with respect to any filing referred to in clause (i) and any written request by the SEC for amendments or supplements to such Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;

(f) immediately notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in a Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or express threat of issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, subject to the Partnership’s rights under Section 2.03, the Partnership agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other commercially reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(g) upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the SEC or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

(h) in the case of an Underwritten Offering, use its commercially reasonable efforts to furnish to the underwriters upon request, (i) an opinion of counsel for the Partnership dated the date of the closing under the underwriting agreement and (ii) a “comfort” letter, dated the pricing date of such Underwritten Offering and a letter of like-kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified the Partnership’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as have been customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in Underwritten Offerings of securities by the Partnership and such other matters as such underwriters and Selling Holders may reasonably request;

(i) make available to its security holders, as soon as reasonably practicable, an earnings statement, covering a period of twelve months beginning within three months after the Effective Date of such Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(j) make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and Partnership and NuStar GP personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, that the Partnership need not disclose any non-public information to any such representative unless and until such representative has entered into a confidentiality agreement with the Partnership;

(k) use its commercially reasonable efforts to cause all Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which the Common Units are then listed or quoted (or such other National Securities Exchange as the Partnership and the Holders holding a majority of such outstanding Registrable Securities shall agree);

(l) provide a transfer agent and registrar for all Registrable Securities covered by such Registration Statement not later than the Effective Date of such Registration Statement;

(m) enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the Underwriters, if any, in order to expedite or facilitate the disposition of Common Unit Registrable Securities (including making appropriate officers of NuStar GP available to participate in customary marketing activities); provided, however, that the officers of NuStar GP shall not be required to dedicate an unreasonably burdensome amount of time in connection with any roadshow and related marketing activities for any Underwritten Offering and officers of NuStar GP shall not be required to participate in more than one roadshow presentation per Underwritten Offering;

(n) if requested by a Selling Holder, (i) incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests and is customary to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering, and (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(o) if reasonably required by the Partnership’s transfer agent, the Partnership shall promptly deliver any authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to transfer Registrable Securities without legend upon sale by the Holder of such Registrable Securities under a Registration Statement; and

(p) if any Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with a Registration Statement and any amendment or supplement thereof (a “Holder Underwriter Registration Statement”), then the Partnership will reasonably cooperate with such Holder in allowing such Holder to conduct customary “underwriter’s due diligence” with respect to the Partnership and satisfy its obligations in respect thereof; provided, that the Partnership need not disclose any non-public information to any such Holder, or any representative of such Holder, unless and until such representative has entered into a confidentiality agreement with the Partnership. In addition, at any Holder’s request, the Partnership will furnish to such Holder, on the date of the effectiveness of the Holder Underwriter Registration Statement and thereafter from time to time on such dates as such Holder may reasonably request (provided that such request shall not be more frequently than on an annual basis unless such Holder is offering Registrable Securities pursuant to a Holder Underwriter Registration Statement), (i) a “comfort letter”, dated such date, from the Partnership’s independent certified public accountants in form and substance as has been customarily given by independent certified public accountants to underwriters in Underwritten Offerings of securities by the Partnership, addressed to such Holder, (ii) an opinion, dated as of such date, of counsel representing the Partnership for purposes of the Holder Underwriter Registration Statement, in form, scope and substance as has been customarily given in Underwritten Offerings of securities by the Partnership, accompanied by standard “10b-5” negative assurance for such offerings, addressed to such Holder and (iii) a standard officer’s certificate from the chief executive officer or chief financial officer, or other officers serving such functions, of the General Partner addressed to the Holder, as has been customarily given by such officers in Underwritten Offerings of securities by the Partnership. The Partnership will also use its reasonable efforts to provide legal counsel to such Holder with an opportunity to review and comment upon any such Holder Underwriter Registration Statement, and any amendments and supplements thereto (other than reports under the Exchange Act that are deemed to be amendments or supplements), prior to its filing with the Commission.

Notwithstanding anything to the contrary in this Section 2.05, the Partnership shall not name a Holder as an underwriter as defined in Section 2(a)(11) of the Securities Act in any Registration Statement or Holder Underwriter Registration Statement, as applicable, without such Holder’s consent. If the staff of the SEC requires the Partnership to name any Holder as an underwriter as defined in Section 2(a)(11) of the Securities Act, and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included on the applicable Registration Statement and the Partnership shall have no further obligations hereunder with respect to Registrable Securities held by such Holder.

Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in Section 2.05(e), shall forthwith discontinue offers and sales of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.05(e) or until it is advised in writing by the Partnership that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Partnership, such Selling Holder shall, or shall request the Managing Underwriter, if any, to deliver to the Partnership (at the Partnership’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section 2.06 Cooperation by Holders.

The Partnership shall have no obligation to include in a Registration Statement Registrable Securities of a Holder who has failed to timely furnish, after receipt of a written request from the Partnership, such information that the Partnership determines, after consultation with its counsel, is reasonably required in order for the Registration Statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.07 Restrictions on Public Sale by Holders of Registrable Securities.

Each Holder of Common Unit Registrable Securities that participates in an Underwritten Offering will enter into a customary letter agreement with the underwriters thereof providing such Holder will not cause any public sale or distribution of Registrable Securities to occur during the sixty (60) day period beginning on the date of a prospectus or prospectus supplement filed with the SEC with respect to the pricing of any Underwritten Offering, provided that (i) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the Partnership or the officers, directors or any other Affiliate of the Partnership, the General Partner or NuStar GP on whom a restriction is imposed, (ii) the restrictions set forth in this Section 2.07 shall not apply to any Common Unit Registrable Securities that are included in such Underwritten Offering by such Holder and (iii) in the event that the restrictions set forth in this Section 2.07 are waived with respect to any participant in such Underwritten Offering, such restrictions shall be deemed to have also been waived with respect to each Holder of Common Unit Registrable Securities that participates in such Underwritten Offering, on the same terms as and with respect to the same percentage of Registrable Securities as those which are subject to such waiver.

Section 2.08 Expenses.

(a) Expenses. Subject to the last sentence of Section 2.04(a), the Partnership shall pay all reasonable Registration Expenses as determined in good faith by NuStar GP, including, in the case of an Underwritten Offering, the reasonable Registration Expenses of such Underwritten

Offering, regardless of whether any sale is made pursuant to such Underwritten Offering. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder. For the avoidance of doubt, each Selling Holder’s pro rata allocation of Selling Expenses shall be the percentage derived by dividing (i) the number of Registrable Securities sold by such Selling Holder in connection with such sale by (ii) the aggregate number of Registrable Securities sold by all Other Holders in connection with such sale. In addition, except as otherwise provided in the definition of “Registration Expenses” or Sections 2.08 and 2.09 hereof, the Partnership shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights hereunder.

Section 2.09 Indemnification.

(a) By the Partnership. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Partnership shall indemnify and hold harmless each Selling Holder thereunder, its directors, officers, managers, partners, employees and agents and each Person, if any, who controls such Selling Holder within the meaning of the Securities Act and the Exchange Act, and its directors, officers, managers, partners, employees or agents (collectively, the “Selling Holder Indemnified Person”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in (which, for the avoidance of doubt, includes documents incorporated by reference in) such Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereof, or any free writing prospectus relating thereto or (ii) arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and shall reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating, defending or resolving any such Loss or actions or proceedings; provided, however, that the Partnership shall not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by or on behalf of such Selling Holder Indemnified Person in writing specifically for use in such Registration Statement or such other registration statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person, and shall survive the transfer of such securities by such Selling Holder. The Parties hereby designate each Seller Holder Indemnified Person who is not a party to this Agreement as a third-party beneficiary of this Section 2.09 with the right to enforce this Section 2.09.

(b) By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Partnership, the General Partner, NuStar GP, its directors, officers, employees and agents and each Person, if any, who controls the Partnership within the meaning of the Securities Act or of the Exchange Act, and its directors, officers, employees and agents (the “Partnership Indemnified Persons”), to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in such Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereof, or any free writing prospectus relating thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification. The Parties hereby designate each Partnership Indemnified Person who is not a party to this Agreement as a third-party beneficiary of this Section 2.09 with the right to enforce this Section 2.09.

(c) Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but such omission to so notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party other than under this Section 2.09, except to the extent that the indemnifying party is materially prejudiced by such failure. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election to so assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.09 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against any indemnified party with respect to which such indemnified party is entitled to indemnification hereunder without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnified party.

(d) Contribution. If the indemnification provided for in this Section 2.09 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating, defending or resolving any Loss that is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e) Other Indemnification. The provisions of this Section 2.09 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.10 Rule 144 Reporting.

With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Partnership agrees to use its commercially reasonable efforts to:

(a) make and keep public information regarding the Partnership available, as those terms are understood and defined in Rule 144 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect), at all times from and after the date hereof;

(b) file with the SEC in a timely manner all reports and other documents required of the Partnership under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c) so long as a Holder owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Partnership that it has complied with the reporting requirements of Rule 144 under the Securities Act (or any similar provision then in effect) and (ii) unless otherwise available electronically at no additional charge via the SEC’s EDGAR system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Partnership, and such other reports and documents as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such securities without registration.

Section 2.11 Transfer or Assignment of Registration Rights.

The rights to cause the Partnership to register Registrable Securities granted to the Purchasers by the Partnership under this Article II may be transferred or assigned by any Purchaser to one or more transferees or assignees of the Preferred Units or Registrable Securities, subject to the transfer restrictions set forth in Section 19.9 of the Partnership Agreement, provided, however, that (a) the Partnership is given written notice prior to any said transfer or assignment, stating the name and address of each of the transferee or assignee and identifying the Registrable Securities with respect to which such registration rights are being transferred or assigned and (b) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such Purchaser under this Agreement and to be bound by all the terms and provisions of this Agreement.

Section 2.12 Limitation on Subsequent Registration Rights.

From and after the date hereof, the Partnership shall not, without the prior written consent of the Holders of at least the Registrable Securities Required Voting Percentage, enter into any agreement with any current or future holder of any equity securities of the Partnership that would (i) allow such current or future holder to require the Partnership to include equity securities in any registration statement filed by the Partnership on a basis that is superior in any respect to the piggyback rights granted to the Holders pursuant to Section 2.02 or (ii) permit another holder of securities of the Partnership to participate on a pari passu basis (in terms of priority of cut back based on advice of underwriters) with a Holder requesting registration or takedown in an Underwritten Offering pursuant to Section 2.04(a).

ARTICLE III

MISCELLANEOUS

Section 3.01 Communications.

All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, electronic mail, courier service or personal delivery:

(a) if to any Purchaser, to such Purchaser’s address listed on Schedule A hereof or such other address as such Purchaser shall have specified by written notice to the Partnership;

(b) if to a transferee of a Purchaser, to such Holder at the address provided pursuant to Section 2.11 above; and

(c) if to the Partnership:

NuStar Energy L.P.

19003 IH-10 West

San Antonio, TX 78257

Attention: Amy L. Perry

Email: Senior Vice President, General Counsel and Corporate Secretary

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1000 Louisiana St.

Suite 6000

Houston, TX 77002

Attention: George J. Vlahakos

Email: gvlahakos@sidley.com

All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile or sent via electronic mail; and when actually received, if sent by courier service or any other means.

Section 3.02 Successor and Assigns.

This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.

Section 3.03 Assignment of Rights.

All or any portion of the rights and obligations of any Purchaser under this Agreement may be transferred or assigned by such Purchaser only in accordance with Section 2.11 hereof.

Section 3.04 Recapitalization, Exchanges, Etc. Affecting the Common Units.

The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of the Partnership or any successor or assign of the Partnership (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, unit splits, recapitalizations, pro rata distributions of units and the like occurring after the date of this Agreement.

Section 3.05 Aggregation of Registrable Securities.

All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights and applicability of any obligations under this Agreement.

Section 3.06 Specific Performance.

Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.

Section 3.07 Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, including facsimile or ..pdf counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 3.08 Headings.

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 3.09 Governing Law; Submission to Jurisdiction.

This Agreement, including all issues and questions concerning its application, construction, validity, interpretation and enforcement, shall be construed in accordance with, and governed by, the laws of the State of Delaware. The Parties hereby submit to the non-exclusive jurisdiction of any U.S. federal or state court located in the State of Delaware in any action, suit or proceeding arising out of or based upon this Agreement or any of the transactions contemplated hereby. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 3.10 WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, AND AGREE TO CAUSE THEIR AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 3.11 Severability of Provisions.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 3.12 Entire Agreement.

This Agreement, the Purchase Agreement and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein, in the Purchase Agreement or in the other agreements and documents referred to herein with respect to the rights granted by the Partnership or any of its Affiliates or the Purchasers or any of their respective Affiliates set forth herein or therein. This Agreement, the Purchase Agreement and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.13 Amendment.

This Agreement may be amended only by means of a written amendment signed by the Partnership and the Holders of at least the Registrable Securities Required Voting Percentage; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.

Section 3.14 No Presumption.

If any claim is made by a party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

Section 3.15 Obligations Limited to Parties to Agreement.

Each of the parties hereto covenants, agrees and acknowledges that no Person other than the Purchasers (and their permitted transferees and assignees), the Holders and the Partnership shall have any obligation hereunder. Notwithstanding that one or more of such Persons may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of such Persons or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of such Persons or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate thereof, as such, for any obligations of such Persons under this Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation, except in each case for any transferee or assignee of a Purchaser or a Holder hereunder.

Section 3.16 Independent Nature of Purchaser’s Obligations.

The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. Nothing contained herein, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Purchaser shall be entitled to independently protect and enforce its rights, including, the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

Section 3.17 Interpretation.

Article and Section references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The words “include,” “includes” and “including” or words of similar import shall be deemed to be followed by the words “without limitation.” Whenever any determination, consent or approval is to be made or given by a Purchaser under this Agreement, such action shall be in such Purchaser’s sole discretion unless otherwise specified. Unless expressly set forth or qualified otherwise (e.g., by “Business” or “Trading”), all references herein to a “day” are deemed to be a reference to a calendar day.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

PARTNERSHIP:

NUSTAR ENERGY L.P.

By:	Riverwalk Logistics, L.P., its General Partner

By:	NuStar GP, LLC, its General Partner

By:	/s/ Thomas R. Shoaf
Name:	Thomas R. Shoaf
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Registration Rights Agreement

PURCHASERS

EIG NOVA EQUITY AGGREGATOR, L.P.

By:	EIG Nova Equity GP, LLC, its general partner

By:	EIG Asset Management, LLC, its managing member

By:	/s/ Richard K. Punches, II
Name:	Richard K. Punches, II
Title:	Managing Director

By:	/s/ Matthew Hartman
Name:	Matthew Hartman
Title:	Senior Vice President

FS ENERGY AND POWER FUND

By:	FS/EIG Advisor, LLC its Investment Advisor

By:	/s/ Richard K. Punches, II
Name:	Richard K. Punches, II
Title:	Authorized Person

By:	/s/ Matthew Hartman
Name:	Matthew Hartman
Title:	Authorized Person

Signature Page to Registration Rights Agreement

SCHEDULE A

Purchaser Name; Notice and Contact Information

Purchaser	Contact Information
EIG Nova Equity Aggregator, L.P.

c/o EIG Management Company, LLC

333 Clay Street, Suite 3500

Houston, Texas 77002

Attn: Matthew Hartman

CC: Austin Pearson

Email: Matthew.Hartman@eigpartners.com

CC: Austin.Pearson@eigpartners.com

Telephone (M. Hartman): (713) 615-7412

Telephone (A. Pearson): (713) 615-7431

FS Energy and Power Fund

c/o EIG Management Company, LLC

1700 Pennsylvania Avenue NW, Suite 800
Washington, DC 20006

Attn: Eric Long

CC: Andrew P. Jamison

Email: eric.long@eigpartners.com

CC: andy.jamison@eigpartners.com

Telephone (E. Long): (202) 600-3693

Telephone (A. Jamison): (202) 600-3380